NEWS
RELEASE

SEMCOENERGY
405 Water Street, Port Huron, MI  48060

FOR IMMEDIATE RELEASE

Media Contact: Francis Lieder
Manager of Corporate Communications & Media Relations
Phone: 810-987-2200 Ext. 4186
FAX: 810-989-4098
E-mail: francis.lieder@semcoenergy.com

Analysts Contact: Sebastian Coppola
Senior Vice President & Chief Financial Officer
Phone: 810-989-4101
FAX: 989-4099
E-mail: seb.coppola@semcoenergy.com


CARL W. PORTER RESIGNS AS PRESIDENT AND CHIEF OPERATING OFFICER OF SEMCO ENERGY, Inc.

     PORT HURON, MI, July 17, 2000 - SEMCO ENERGY, Inc. today announced that Carl W. Porter has resigned as Company President and Chief Operating Officer. His resignation, effective July 31, is for personal reasons.

     William L. Johnson, Chairman and Chief Executive Officer of SEMCO ENERGY, Inc., will resume the duties of President of the Company. The Presidents of SEMCO ENERGY Inc.'s natural gas distribution divisions, Jon Kosht of SEMCO ENERGY GAS COMPANY and Barrett Hatches of ENSTAR Natural Gas Company, as well as Robert Stone, President of the Company's construction and engineering subsidiary, SEMCO ENERGY VENTURES, will report directly to Johnson.

     Porter joined SEMCO ENERGY in 1996 as Senior Vice President and Chief Operating Officer and played a role in its transformation into a national energy and infrastructure company. He became President in 1999.

     "I feel confident that I leave SEMCO ENERGY well positioned for continued growth and increased success in the energy and infrastructure markets," Porter said.

     "I feel privileged to have been part of the Company's growth over the past years. With the strong management team at SEMCO ENERGY, I am confident my departure will be seamless," he said.

     Johnson announced Porter's resignation with regret.

     "Carl and I have worked together for 15 years at three companies and he has always been a team player and a very significant contributor to the success of each company. That is certainly no less true here at SEMCO ENERGY. I wish him every success in the future."

     Porter joined SEMCO ENERGY, Inc. after serving as Vice President of Gas Industry for Itron, Inc., a manufacturer and distributor of automated meter reading devices. His earlier positions include: Senior Vice President of Operations and Engineering at New Jersey Resources (Wall, NJ); Vice President of Operations for the Gas Division of Western Resources (Topeka,
KS); and Director of Engineering at Michigan Consolidated Gas Co. (Grand Rapids, MI).

     SEMCO ENERGY, Inc. distributes natural gas to more than 350,000 customers in Michigan and Alaska. It also owns and operates businesses involved in natural gas engineering and quality assurance services, pipeline construction services, propane distribution, intrastate pipelines and natural gas storage in various regions of the United States. In addition, it provides information technology and outsourcing services, specializing in the mid-range computer market.

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